Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MDxHealth SA

Herstal, Belgium

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2025 relating to the consolidated financial statements of MDxHealth SA, which appear in MDxHealth SA’s Annual Report on Form 20-F for the year ended December 31, 2024, as filed with SEC on March 31, 2025, in the Registration Statement on Form F-3 (File No. 333-292463) and the related Prospectus of MDxHealth SA to be filed on or about February 11, 2026.

BDO Réviseurs d’Entreprises SRL

On behalf of it,

/s/ Bert Kegels
Bert Kegels

Zaventem, Belgium

February 11, 2026